Exhibit 6.9

MSA Cytonics Australia Pty Ltd Southern Star Research 13SEP2023 Page 1 Master Services Agreement Date: 13 September 2023 Parties: Southern Star Research Pty Ltd ACN 103 120 896 of 1 Merriwa Street, Gordon NSW 2072 Australia (“Southern Star Research”) Cytonics Australia Pty Ltd ACN 670 816 690 of Level 17, 40 City Road, Southbank VIC 3006 Australia (“Cytonics Australia”) Cytonics Corporation of 658 W. Indiantown Road, Suite 214, Jupiter, FL 33458, United States of America (“Cytonics Corporation”) Background A. Southern Star Research is in the business of providing contract clinical research services (“Services”) on clinical projects (“Projects”). Cytonics Australia wishes to engage the Services of Southern Star Research to support its business operations. Southern Star Research will supply Services to Cytonics Australia on the terms and conditions set out in this agreement (the “Agreement”). B. Cytonics Australia is a wholly owned subsidiary of, or otherwise ultimately controlled by, Cytonics Corporation. C. Now therefore in consideration of the mutual promises and obligations of the Parties, they hereby agree as follows: Agreed Terms 1. Definitions a) Affiliate means any Related Body Corporate (as defined by the Australian Corporations Act 2001) of a Party and specifically includes Cytonics Corporation . b) Effective Date means the date of this Agreement. c) Investigational Product includes pharmaceutical and/or medical devices products as follows: i. pharmaceutical: means a pharmaceutical form of an active ingredient or placebo being tested or used as a reference in a clinical trial, including a product with a marketing authorisation when used or assembled (formulated or packaged) in a way different from the approved form, or when used for an unapproved indication, or when used to gain further information about an approved use; and ii. medical device: means an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including any component, part, or accessory, which is: A. intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease; or B. intended to affect the structure or any function of the body of man; and which does not achieve its primary intended purposes through chemical action within or on the body of man and which is not dependent upon being metabolized for the achievement of its primary intended purposes.

MSA Cytonics Australia Pty Ltd Southern Star Research 13SEP2023 Page 2 d) Party or Parties means Southern Star Research, Cytonics Australia and Cytonics Corporation. 2. Services 2.1. All work performed by Southern Star Research for Cytonics Australia pursuant to this Agreement will be on a project basis (“Work Order”). Southern Star Research will provide Services in accordance with any Work Order that references this Agreement. Each Work Order comprises an agreement for the provision of Services for a specific Project or task once signed by both Parties. Each Work Order will contain the scope of services, payment schedules, cost estimates for the Services and expenses and any requirements and terms that are specific for a Project or task. 2.2. Any changes to a Work Order will be documented in a “Change Order”. The Change Order will contain the details of such changes (e.g. budget impact, scope of services changes, etc.) and will be binding on the Parties once signed by both Parties. 2.3. Work Orders and Change Orders constitute a part of this Agreement and are incorporated into this Agreement by this reference. Should any inconsistency exist or arise between the terms and conditions of this Agreement and the terms and conditions of any Work Order or Change Order, the terms and conditions of this Agreement shall prevail to the extent of the inconsistency, unless the Work Order or Change Order explicitly states otherwise. 2.4. If the Services involve Southern Star Research acting as the local sponsor of a clinical trial/study in a country as specified in a Work Order or Change Order (“Local Sponsor”), Southern Star Research agrees that it shall fulfil all regulatory requirements of the local regulatory authority and shall at all times comply with all relevant legislation. 2.5. Where Cytonics Australia has requested Southern Star Research to subcontract Services, no Services can be subcontracted by Southern Star Research without Cytonics Australia’s prior approval. 3. Payment 3.1. Cytonics Australia will pay Southern Star Research all Service fees and expenses incurred by Southern Star Research according to any Work Order or Change Order signed under this Agreement. Cytonics Australia must take into account and will be responsible for any bank fees, charges and exchange rate differences so that Southern Star Research receives payment to the value of the relevant invoices. 3.2. Upon execution of a Work Order by both Parties, Southern Star Research may invoice Cytonics Australia for a deposit of not less than twenty percent (20%) of the cost of the Services. The deposit funds will be deducted from the final invoicesfor the Project. Subsequent invoices will be sent to Cytonics Australia on a monthly basis in arrears for Services and expenses performed or incurred in accordance with any Work Order and Change Order. Cytonics Australia will not accept any invoices nor pay for any Services directly performed by Southern Star Research which are not received on an invoice within 90 days of the end of the month in which such Services were performed. The preceding provision of the 90 day period will not apply where Southern Star Research has been requested authorisation to provide Services by Cytonics Australia in advance of a Work Order or Change Order being executed by the Parties, which includes these Services. Cytonics Australia must act reasonably when acting upon this clause. 3.3. Upon execution of a Work Order by Cytonics Australia, Southern Star Research may invoice Cytonics Australia for an amount not less than the full value of any third party contracts that Cytonics Australia has requested Southern Star Research to enter into on Cytonics Australia’s behalf. At the end of the Project any unused funds remaining in the account will be returned to Cytonics Australia less any bank fees, charges and taxes. It should be noted that the full value of any third party contracts may be a best estimate and vary dependant on project variables such the number of subject enrolled. If the final amount exceeds the initial full value of the third party contract as a result of project variables as discussed with Cytonics Australia then Southern Star Research may invoice Cytonics Australia for payment of the difference. 3.4. Southern Star Research must ensure that each invoice: a) describes the Services rendered during the relevant calendar month; a) provides a detailed breakdown of any expenses and pass-through costs; b) is issued in an electronic format; and c) identifies all applicable taxes. 3.5. Unless otherwise set out and detailed in the respective Work Order or Change Order, Southern Star Research shall not incur any Services, expenses and/or pass through costs without the prior written approval of Cytonics Australia. 3.6. Southern Star Research shall invoice Cytonics Australia for expenses and pass-through items without any mark-up to these items. Individual employee expenses receipts will not be provided, but are available for audit purposes.

MSA Cytonics Australia Pty Ltd Southern Star Research 13SEP2023 Page 3 3.7. All payments to Southern Star Research under this Agreement shall be made electronically as follows: Account Name: Southern Star Research Pty Ltd Bank: HSBC Bank Australia Limited 333 George Street, Sydney NSW 2000 Australia BSB: 342-011 Account/IBAN No.:697 877 001 SWIFT/BIC code: HKBAAU2S 3.8. Payment must be made by Cytonics Australia within fifteen (15) days of Cytonics Australia’s receipt of an invoice. If Cytonics Australia does not pay an amount specified in an invoice within fifteen (15) days of its receipt of the invoice, then unless the non-payment is due to Cytonics Australia disputing that invoice, Southern Star Research may charge Cytonics Australia, and Cytonics Australia must pay in conjunction with the unpaid amount, interest on the unpaid amount at the rate of two percent (2%) per month, calculated on the daily balance of the unpaid amount from the due date for payment until that unpaid amount (including accrued interest) is paid in full. 3.9. If Cytonics Australia wishes to query an invoice then it must do so before the due date for payment of the relevant invoice, otherwise the queries may not be considered by Southern Star Research. Cytonics Australia may only withhold payment for the portion of an invoice that is the subject of a query. Other amounts that are not in dispute must be paid within the specified time period. If after the billing query has been resolved and Cytonics Australia is to pay an amount to Southern Star Research then Cytonics Australia must make the payment within five (5) business days after the conclusion of the dispute. A business day means a day that is not a Saturday, Sunday, public holiday or bank holiday in the state of New South Wales, Australia. If no solution can be found and the matter cannot be resolved within thirty (30) days, the matter shall be referred to Southern Star Research’s Managing Director and Cytonics Australia’s Managing Director/ CEO/President, or equivalent, who must meet or communicate using a teleconference tool within ten (10) business days or such other period as the Parties may agree to attempt to resolve the matter. If the unresolved matter is having a serious effect on the provision of the Services, the Parties shall use every reasonable endeavour to reduce the elapsed time in completing the process. If the dispute cannot be resolved between the Parties then the provisions of Section 19.4 will apply. Neither Party may initiate any legal action until the dispute resolution process has been completed, unless such Party has reasonable cause to do so to avoid damage to its business or assets or to protect or preserve any right of action it may have. 3.10. Southern Star Research may, upon written notice to Cytonics Australia, suspend the provision of Services or part of the Services, without liability to Cytonics Australia if Cytonics Australia is in default of any payment or other obligation under this Agreement. 3.11. Any reference in this Agreement to money shall be deemed to refer to the lawful currency of Australia, unless otherwise specified. 3.12. If Southern Star Research incurs any costs in a currency other than Australian Dollars (AUD) on behalf of Cytonics Australia then any fluctuations in currency must be taken into account so the net effect for Southern Star Research is neutral. 3.13. Southern Star Research will always attempt to purchase all items and services for the study, on behalf of Cytonics Australia, in as cost-effective manner as possible. Expenses will be estimated as accurately as possible but may vary due to factors outside the control of Southern Star Research. 3.14. Unless otherwise indicated in this Agreement, all amounts applying to Services or expenses (including the value of third-party contracts) under this Agreement or contained within a Work Order or Change Order are exclusive of any goods and services tax (“GST”), or any other taxes and levies as may be applied in the country where the Services are being supplied or the expense is incurred. Cytonics Australia must pay to Southern Star Research the GST on the Services and expenses incurred under this Agreement. Southern Star Research will provide Cytonics Australia with a tax invoice complying with any legislation under which GST is imposed. 3.15. GST will not apply to Services provided by Southern Star Research to Cytonics Australia where the Cytonics Australia contracting entity is not located in Australia. 3.16. The Parties agree that: a) all Payments have been calculated exclusive of GST; b) if any Payment is consideration for a Taxable Supply for which the supplier is liable to GST, the recipient must pay the GST Amount to the supplier, concurrently with the relevant Payment unless otherwise agreed in writing; c) any reference to a cost or expense in this Agreement excludes any amount of GST forming part of the cost or expense when the relevant party incurring the cost or expense can claim an Input Tax Credit; and d) the supplier will provide to the recipient a Tax Invoice for each supply. 3.17. In sections 3.14, 3.15 and 3.16:

MSA Cytonics Australia Pty Ltd Southern Star Research 13SEP2023 Page 4 a) GST means ‘goods and services tax’ and includes, where applicable, a reference to VAT (i.e. in regions outside of Australia); b) GST Amount means any Payment multiplied by the applicable rate at which the GST is levied; c) GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth); d) Input Tax Credit, Tax Invoice and Taxable Supply have the meanings given to those expressions in the GST Act; e) Payment means any amount payable under or in connection with this Agreement including any amount payable by way of indemnity, reimbursement or otherwise and includes the provision of any non-monetary consideration; and f) VAT means a ‘value added tax’ which may be applicable in regions outside Australia and VAT may be added where applicable and dependent on local laws in a manner and rate that applies for each region similar to GST. 4. Term and Termination 4.1. This Agreement shall expire upon the latter of: a) the fifth anniversary of the Effective Date; or b) completion of the Services to be provided pursuant to the terms of a Work Order or Change Order entered into prior to the fifth anniversary of the Effective Date, unless terminated earlier or extended by the Parties in accordance with the provisions of this Agreement. 4.2. Notwithstanding Section 4.1, the Parties also may agree in writing to extend the term of this Agreement to a nominated date (“Extended Date”). In the event that the Parties agree to extend the term, this Agreement terminates on the Extended Date. Despite any extension to the term, either Party shall be able to terminate the Agreement in accordance with the other provisions of this Section 4. 4.3. Either Party may terminate this Agreement or a particular Work Order of Change Order upon giving the other Party no less than forty-five (45) days written notice of termination. Termination of this Agreement also terminates all Work Orders and Change Orders effected under its terms. 4.4. In the event of expiration or termination of this Agreement or a particular Work Order or Change Order under this Section 4 and where as part of providing the Services, Southern Star Research is acting as the Local Sponsor for any Project under this Agreement, then unless otherwise agreed in writing, Southern Star Research shall continue to provide Services (including, without limitation, acting as the Local Sponsor) and be entitled to payment solely to the extent necessary to allow Southern Star Research to fulfil its obligations as the Local Sponsor and in order to facilitate an expeditious termination of the trial/study or, prompt and orderly transfer of responsibilities in relation to Local Sponsor activities, obligations and registrations/notifications to such entity/person designated by Cytonics Australia as Southern Star Research’s replacement in relation to the same. Such Services shall be performed until such time that the trial/study is terminated and Southern Star Research has completed all of its obligations or Southern Star Research is replaced as the Local Sponsor and such replacement has been registered/notified with/to the relevant authorities (including the TGA). Southern Star Research will work with Cytonics Australia to fulfil its responsibilities and to perform such Services (including as Local Sponsor) as expeditiously as possible. 4.5. Notwithstanding the termination provisions set out in this Section 4, the terms of this Agreement and the relevant Work Order or Change Order shall remain in full force and effect (in respect of such Services, fees and expenses) up to the effective date of the termination of the trial/study and completion of Southern Star Research’s obligations or registration of the replacement of Southern Star Research as the Local Sponsor (as the case may be). 4.6. Cytonics Australia agrees to pay all reasonable Service fees and expenses incurred by Southern Star Research associated with the termination or transfer of obligations not otherwise covered by a Work Order or Change Order. 4.7. This Section 4 shall prevail over any conflicting terms of this Agreement and/or relevant Work Order or Change Order. 4.8. In the event that the Services being performed under any Work Order or Change Order are terminated pursuant to this Section 4, then Southern Star Research shall be entitled to be: a) paid within forty five (45) days of the date of termination of the applicable Work Order or Change Order all reasonable unpaid fees able to be charged by Southern Star Research in accordance with the applicable Work Order and actual documented permitted costs incurred by Southern Star Research due as of the date of termination but not yet paid pursuant to an applicable Work Order or Change Order; and

MSA Cytonics Australia Pty Ltd Southern Star Research 13SEP2023 Page 5 b) reimbursed for any and all reasonable obligations that cannot be cancelled as regards to third parties that were incurred prior to the date of termination in compliance with this Agreement and/or the applicable Work Order or Change Order. 4.9. Any funds held by Southern Star Research as of, or following, the date of termination, which were paid by Cytonics Australia to Southern Star Research in advance of Southern Star Research performing any Services or that are otherwise unearned by Southern Star Research shall be returned to Cytonics Australia within forty five (45) days of the lawful termination of this Agreement or the applicable Work Order or Change Order. 4.10. For the avoidance of doubt, the provisions of Sections 6, 7, 8, 9, 10, 11, 12, 15 and this Section 4.10 of this Agreement survive, and continue to operate, past the termination of this Agreement. 4.11. In the event of the termination of the provision of Services under any Work Order after the execution of that Work Order but prior to project site initiation Southern Star Research shall be entitled to be paid a cancellation fee of AUD $35,000.00. The cancellation fee is in addition to any Service fees that have already been incurred for services provided on a project. This is in recognition that Southern Star Research will or has committed significant staff resources in the early stages of the project and that these resources may not be readily reassigned to other projects. . 5. Relationship Between the Parties 5.1. The Parties are independent parties and nothing in this Agreement constitutes a joint venture, partnership or agency. 5.2. Nothing herein shall obligate either Party to proceed with any transaction. Each Party agrees that no contract or agreement providing for a transaction shall exist until definitive agreements in the form of Work Orders or Change Orders have been executed and delivered by duly authorized representatives of each Party. 6. Publicity 6.1. Neither Party shall use the other Party’s name in any marketing materials and/or publicly released information pertaining to the details of the relationship created by this Agreement, including a press release, without the other Party’s prior written approval. 7. Ownership and Use 7.1. Subject to section 7.3, all right, title and interest in and to any data, materials, results, deliverables or other work arising, directly or indirectly, from the Services hereunder, whether prepared or performed by Southern Star Research, alone or in conjunction with others (“Work Product”) shall be considered “work for hire” and shall be owned solely and exclusively by Cytonics Australia without any further payment (i.e. in addition to the Service fees and expenses charged by Southern Star Research according to any Work Order or Change Order) to Southern Star Research. 7.2. Subject to section 7.3, Southern Star Research hereby assigns to Cytonics Australia all rights Southern Star Research or its agents may have in any invention, technology, know-how or other intellectual property relating to such Work Product. If circumstances are such that the Work Product cannot be deemed “work for hire”, Southern Star Research agrees that all right, title and interest, including copyrights and other intellectual property rights, will be assigned by Southern Star Research to Cytonics Australia without any further payment (i.e. in addition to the Service fees and expenses charged by Southern Star Research according to any Work Order or Change Order) to Southern Star Research. 7.3. Despite any other provision in this Agreement, Cytonics Australia agrees that: a) the entitlements conferred by section 7.1 and the obligations of Southern Star Research under section 7.2 only become operative after all invoices issued by Southern Star Research to Cytonics Australia pursuant to this Agreement have been paid in full by Cytonics Australia; and b) until all invoices issued by Southern Star Research to Cytonics Australia pursuant to this Agreement have been paid in full by Cytonics Australia, Southern Star Research is not obligated to provide any Work Product to Cytonics Australia. 7.4. Cytonics Australia acknowledges that as of the Effective Date of this Agreement, Southern Star Research possesses certain inventions, processes, know-how, improvements, other intellectual properties and other assets, including but not limited to, project management methods, procedures and techniques, procedure manuals, personnel data, financial information, site listings, standard operating procedures, and computer technical expertise, which have been independently developed by Southern Star Research without the benefit of any information provided by Cytonics Australia and which relate to Southern Star Research’s business or operations (collectively “Southern Star Research’s Property”).

MSA Cytonics Australia Pty Ltd Southern Star Research 13SEP2023 Page 6 7.5. Cytonics Australia and Southern Star Research agree that any of Southern Star Research’s Property or improvements thereto which are used, improved, modified or developed solely by Southern Star Research under or during the term of this Agreement are the sole and exclusive property of Southern Star Research. 8. Representations and Warranties 8.1. Each Party represents and warrants that it is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation. 8.2. Each Party represents and warrants that the execution and delivery of this Agreement will not conflict with or violate any requirement of any applicable laws or regulations, and do not conflict with or constitute a default under any contractual obligation enforceable against it. 8.3. Southern Star Research represents and warrants that it shall, at all times, perform the Services: a) promptly, carefully and to generally accepted industry standards; b) exercise all due care, skill and proper judgment, a professional manner and in accordance with accepted professional and business practices; c) in accordance with all applicable laws, rules, regulations, codes and guidelines; d) in accordance with any reasonable instructions or directions given by Cytonics Australia. 8.4. Cytonics Australia represents and warrants to Southern Star Research in respect of all information and Investigational Products (in any format) which it provides to Southern Star Research in relation to the Services as follows: a) the information and Investigational Products are correct and Southern Star Research is entitled to rely on it or them without conducting any review of the information and Investigational Products, including any results generated from the correct use by Southern Star Research of the information and Investigational Products; b) the information and Investigational Products will be provided to Southern Star Research in a timely manner; c) it has all licences, permits, approvals, authorisations and other consents necessary for it to carry on lawfully its business and to supply the information and Investigational Products to Southern Star Research; d) the information and Investigational Products will be provided to Southern Star Research in a manner that is fit for use and/or administration by Southern Star Research to clinical trial participants; and e) Southern Star Research will not breach any local laws, regulations and guidelines from the correct use of information (including clinical trial materials) and Investigational Products supplied by it. 8.5. Each Party represents and warrants that all of its employees, staff, contractors, agents and any other persons or entities retained to perform any of the Services are properly qualified and trained to perform the Services. 8.6. Southern Star Research represents and warrants that it has and will maintain all agreed insurances (adequate to cover its liabilities under this Agreement) in respect of its business to the reasonable satisfaction of Cytonics Australia (including professional indemnity, public liability insurance, and workers compensation insurance) with a reputable and solvent insurance company. 8.7. Southern Star Research represents and warrants that it has the right to provide the Services herein and the provision of such Services, will not infringe any patent, trade secret, copyright, or other intellectual property rights of a third party. 8.8. Each Party represents and warrants that: a) it is solvent and able to pay its debts as and when they fall due; b) it has not proposed or reached a voluntary arrangement with a creditor; c) no application has been made to a court for an order, and no order has been made, that it be wound up; d) it has not entered into and is not subject to a scheme of arrangement, deed of company arrangement or composition with, or compromise or assignment for the benefit of all or any class of its creditors or members nor has it proposed a reorganisation, moratorium or other administration involving any of them; and e) no other action has been taken towards the liquidation, bankruptcy or winding-up of it. 8.9. Each Party represents and warrants that entering into and performing the Services under this Agreement will not interfere with or violate the

MSA Cytonics Australia Pty Ltd Southern Star Research 13SEP2023 Page 7 terms of any other agreement, arrangement or understanding to which it is or was a party, and that there exist no restrictions or obligations to any third Parties which will restrict, impede or delay its performance of Services under this Agreement. 8.10. Each Party represents and warrants that it, its Affiliates, their directors, officers, employees, agents, representatives and sub-contractors shall at all times comply with all applicable anti-corruption and anti-bribery laws in all countries where the Services are performed. 9. Indemnification and Limitation of Liability 9.1. Cytonics Australia shall indemnify and keep indemnified Southern Star Research, its directors, officers, employees, agents, representatives, sub-contractors and Affiliates, for any and all third party claims, damages, costs, expenses and other liabilities, including reasonable attorney’s fees and court costs that are suffered or incurred by any of the foregoing due to a breach of this Agreement by Cytonics Australia or due to Cytonics Australia’s negligence or wilful misconduct, provided however, that Cytonics Australia shall have no obligation hereunder with respect to any claim, action or proceeding to the extent shown by a court of competent jurisdiction to have arisen from the negligence, recklessness or misconduct on the part of Southern Star Research or any of its directors, officers, employees, agents, representatives, subcontractors, Affiliates or advisors, or a breach by Southern Star Research of any of its obligations under this Agreement. 9.2. Southern Star Research shall indemnify and keep indemnified Cytonics Australia, its directors, officers, employees, agents, representatives, and Affiliates, for any and all third party claims, damages, costs, expenses and other liabilities, including reasonable attorney’s fees and court costs that are suffered or incurred by any of the foregoing due to a breach of this Agreement by Southern Star Research or due to Southern Star Research’s or any of its agents’ negligence or wilful misconduct, provided however, that Southern Star Research shall have no obligation hereunder with respect to any claim, action or proceeding to the extent shown by a court of competent jurisdiction to have arisen from the negligence, recklessness or misconduct on the part of Cytonics Australia or any of its directors, officers, employees, agents, representatives, subcontractors, affiliates or advisors, or a breach by Cytonics Australia of any of its obligations under this Agreement. 9.3. Neither Party, together with their Affiliates and any of their respective directors, officers, employees, subcontractors, consultants agents or advisors, shall have any liability of any type (including, but not limited to, contract, negligence, and tort liability), for any special, incidental, indirect or consequential damages, including, but not limited to the loss of opportunity, loss of use, or loss of revenue or profit, in connection with or arising out of this Agreement, except as may otherwise arise under applicable law. In addition, in no event shall either Party’s liability to the other Party for any direct damages or loss in connection with or arising out of this Agreement or any Work Order, or the Services performed by Southern Star Research hereunder, exceed an amount equal to AU$2 million dollars, subject also to the provisions of Section 9.7. 9.4. Any action by either Party must be brought within two (2) years after the cause of action arose. 9.5. Southern Star Research shall not be deemed to be in breach of this Agreement or otherwise be liable to Cytonics Australia by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent that such delay or non-performance is due to Cytonics Australia or to any third party’ action or omission, included but not limited to Regulatory or Health Authorities, Human Research Ethics Committees and other Institutions. Southern Star Research shall not be liable to Cytonics Australia nor be deemed to have breached this Agreement and/or any applicable Work Order or Change Order for errors, delays or other consequences arising from Cytonics Australia's failure to timely provide documents, records, materials, data or other information, or to otherwise cooperate with Southern Star Research in order for Southern Star Research to timely and properly perform its obligations under this Agreement. 9.6. Any Party liable, financially able and willing to provide indemnification hereunder shall be entitled, at its option, to control the defence and settlement of any claim on which it is liable, provided that the indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the claim as the disposition or settlement relates to the Party being indemnified. The indemnified Party shall reasonably cooperate in the investigation, defence and settlement of any claim for which indemnification is sought hereunder and shall provide prompt notice of any such claim or reasonably expected claim to the indemnifying Party. An indemnified Party shall have the right to retain its own separate legal counsel at its own expense. 9.7. No settlement or compromise of a claim subject to the indemnification provisions in this Section 9 will be binding on either Party without prior written consent of the indemnified Party. Such consent of settlement or compromise will not be unreasonably withheld or delayed. Neither Party will admit fault on behalf of the other Party without the prior written approval of that Party.

MSA Cytonics Australia Pty Ltd Southern Star Research 13SEP2023 Page 8 10. Insurance 10.1. Where Southern Star Research is acting as the Local Sponsor for any Project under this Agreement Southern Star Research will purchase adequate clinical trials liability insurance for each Project that will provide coverage during the clinical study period and an appropriate period after the completion of the study. The clinical trial’s liability insurance will provide insurance coverage to a level that meets the local regulatory requirements to provide compensation to a clinical study participant for any claims relating to that participant’s participation in a clinical trial under this Agreement. The cost of the clinical trial insurance including any excess or deductible amounts, in the event of a claim, will be reimbursed to Southern Star Research by Cytonics Australia. 10.2. Where Cytonics Australia is acting as the local study sponsor for any Project under this Agreement, Cytonics Australia will purchase adequate clinical trials liability insurance for each Project that will provide coverage during the clinical study period and an appropriate period after the completion of the study. The clinical trial’s insurance will provide insurance coverage to a level that meets the local regulatory requirements to provide compensation to a clinical study participant for any claims relating to a person’s participation in a clinical trial under this Agreement. 11. Confidentiality 11.1. “Confidential Information” means any information in any format provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) which is not public knowledge or generally known by the Receiving Party prior to the date of this Agreement and includes trade secrets, drawings, know-how, techniques, business and marketing plans, projections, profit and loss statements, financial information, management reports, arrangements and agreements with third parties, customer information, formulae, customer lists and business contacts, technical information, pricing, consulting methodologies, clinical data, software, manufacturing processes, product performance data, business methods, and projections, marketing, technical data, and prototypes. 11.2. The existence of this Agreement and/or the nature of the business considered or conducted between the Parties shall not be disclosed at any time by a Party without the prior written permission of the other Party. 11.3. Confidential Information does not include: a) information that, prior to the time of disclosure was in the public domain; b) information that entered the public domain after the time of its disclosure provided that the release of this information into the public domain is not in violation of this Agreement, or to the Receiving Party’s knowledge, any other confidentiality agreement; c) information that the Receiving Party can establish in writing was already known to the Receiving Party or was in the Receiving Party’s possession prior to the time of the disclosure and was not acquired, directly or indirectly from the Disclosing Party; d) Information that was independently developed or discovered by the Receiving Party without the use of the Disclosing Party’s Confidential Information; and e) information that the Receiving Party is required to disclose by statute, rule, regulation, judicial process or in connection with litigation to which it is a party, provided that the Receiving Party promptly notifies the Disclosing Party and the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, to the extent legally possible, minimise the extent of such disclosure. 11.4. Both Parties agree to keep Confidential Information in the strictest confidence. The Receiving Party will only use Confidential Information for the purpose in which it was intended and not for any other purpose. The Receiving Party further agrees to disclose Confidential Information only to employees, directors, consultants and advisors of the Receiving Party who are required to have the information in order to provide the Services, provided that these third parties or employees are obliged by their contracts of employment or service not to disclose or use the Confidential Information other than to provide the Services. The Receiving Party shall use the same degree and level of care, to prevent the unauthorised use or disclosure of Confidential Information as the Receiving Party would exercise in protecting its own information of a similar nature provided that no less than reasonable care shall be used. 11.5. Without limiting the foregoing, the Receiving Party may not (except as required by law) disclose any Confidential Information to a competitor of the Disclosing Party or use such information in negotiations with any such competitor in order to reach an agreement with any other party. Neither the Receiving Party nor any of its Representatives may disclose any of the Disclosing Party’s Confidential Information, including any pricing or

MSA Cytonics Australia Pty Ltd Southern Star Research 13SEP2023 Page 9 other commercial terms or terms of any definitive agreement entered into with the Disclosing Party, to third parties known to the Receiving Party or its Representatives to be customers of the Disclosing Party. 11.6. The Receiving Party shall immediately notify the Disclosing Party in the event of any unauthorized use, copying or disclosure of Confidential Information of the Receiving Party. The Receiving Party must promptly do anything reasonably required by the Disclosing Party to prevent or restrain a breach of this Agreement. 11.7. The Disclosing Party retains the exclusive ownership of any and all rights in, to and under the Disclosing Party’s Confidential Information at all times. Nothing in this Agreement will be construed as granting or providing a licence or otherwise transferring either directly or indirectly any right or property in such Confidential Information to the Receiving Party, either expressly or by implication. 11.8. The Disclosing Party makes no representations or warranties as to the accuracy or completeness of Confidential Information. Confidential Information is provided “as is”. The Disclosing Party is not liable for any loss or damage however caused, suffered or incurred by the Receiving Party in connection with Confidential Information. 11.9. All documents and other tangible objects containing or representing Confidential Information of the Disclosing Party and all copies of Confidential Information of the Disclosing Party in the possession of the Receiving Party and agents of the Receiving Party shall be and remain the property of the Disclosing Party and shall be promptly returned to the Disclosing Party upon written request. Confidential Information in electronic form will be deleted or destroyed at the Disclosing Party’s request, save that Southern Star Research will be permitted to retain one copy of the study files for archival purposes. 11.10. The obligations set forth in this Agreement shall survive until such time as all Confidential Information disclosed hereunder becomes publicly known and made generally available through no action or inaction of either Party. 11.11. The Receiving Party agrees that the disclosure of Confidential Information to any third party without the express written consent of the Disclosing Party may cause irreparable harm to the Disclosing Party and that in addition to any other remedy which may be available at law, the Disclosing Party is entitled to injunctive relief to prevent a breach of this Agreement. 12. Non-solicitation of Employees 12.1. Cytonics Australia agrees that it will not at any time during the term of a Work Order or for a period of twelve (12) months from the date of termination of the Services, either directly or indirectly through any other person controlled by Cytonics Australia or acting on the direction of Cytonics Australia, directly or indirectly knowingly solicit for employment, or endeavour to employ or to retain as an independent contractor or agent, any person who is an employee of Southern Star Research. 12.2. It is agreed between the Parties that in the event Cytonics Australia does not respect the non-hiring obligation, it shall immediately pay to the Southern Star Research a penalty in the amount of twelve (12) months’ total remuneration package (to include salary, motor vehicle allowance, superannuation contributions) of any hired/employed employee. It is also understood that such penalty shall be due independently of the existence or not of damages suffered by the Southern Star Research due to the non-respect of such non-hiring obligation. 13. Successors and Assigns 13.1. Southern Star Research may not assign or otherwise transfer, without the prior written consent of Cytonics Australia, any of its rights, duties or obligations under this Agreement, in whole or in part, to any person or entity. Any such attempted assignment or transfer by Southern Star Research without the written consent of Cytonics Australia shall be void. Subject to the foregoing restrictions on assignment, this Agreement shall be binding upon Southern Star Research, assigns, and successors and shall inure to the benefit of Cytonics Australia, its successors and assigns. 13.2. Cytonics Australia may not assign or otherwise transfer, without the prior written consent of Southern Star Research, any of its rights, duties or obligations under this Agreement, in whole or in part, to any person or entity. Notwithstanding the foregoing, it is understood that Cytonics Australia does not require the prior written consent of Southern Star Research in connection with the transfer or assignment of Cytonics Australia’s rights hereunder to an Affiliate or in connection with a merger or sale of: a) all or substantially all of Cytonics Australia’s stock or assets; or b) the portion of Cytonics Australia’s business to which this Agreement relates. 14. Force Majeure 14.1. Southern Star Research will not be liable for any failure to provide the Services or to perform any obligation under this Agreement where such inability

MSA Cytonics Australia Pty Ltd Southern Star Research 13SEP2023 Page 10 is caused by Force Majeure. In this Agreement, “Force Majeure” will include, but not be limited to, acts of God, war, civil unrest, acts of government, acts of terrorism, fire, floods, explosions, the elements, power outages, epidemics, the failure of other suppliers, material shortages, delays in transportation or delays of suppliers or subcontractors or other cause beyond such Party’s reasonable control. 15. Anti Bribery 15.1. Both Parties must: a) comply with all applicable laws, regulations and industry standards related to anti-corruption and anti-bribery; b) comply with all relevant policies and guidelines provided to by either Cytonics Australia or Southern Star Research in relation to the Services; and c) demonstrate high ethical business and personal integrity standards. 15.2. Each Party shall be responsible, at its cost, for ensuring that any of its officers, employees or agents involved in providing the Services have received an appropriate level of training in relation to applicable anti-corruption and anti-bribery laws. 16. Severability 16.1. If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability, or validity of the remainder of this Agreement. 16.2. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this section, then this stricken provision shall be replaced, to the extent possible, with a legal, enforceable, and valid provision that is as similar in tenor to the stricken provision as is legally possible. 17. Amendments 17.1. This Agreement may be supplemented, amended, or modified only by the mutual agreement of the Parties, including through Work Orders and Change Orders as contemplated in this Agreement. No supplement, amendment, or modification of this Agreement shall be binding unless it is in writing and signed by all Parties. 18. Governing Laws and Jurisdiction 18.1. This Agreement, and any dispute arising from the relationship between the Parties to this Agreement, shall be governed by laws and courts of the state of New South Wales, Australia. 18.2. All notices to a Party shall be in writing to the address of such Party set forth in this Agreement and shall be in the English language. 19. Disputes 19.1. If a dispute (“Dispute”) arises between the Parties from or in connection with this Agreement, a Party to the Agreement must not commence court proceedings relating to the dispute unless that Party has participated in mediation in accordance with this Section 19. However, this Section 19 does not apply to an application for urgent interlocutory relief. 19.2. A Party to this Agreement claiming that a Dispute has arisen must give a written notice specifying the nature of the Dispute (“the Notice”) to the other Party or parties to this Agreement. The Parties must then participate in mediation in accordance with this Section 19 19.3. Within 10 business days of receipt of the Notice, the Managing Director/CEO or equivalent of each party (or his/her nominee) will meet to discuss the Dispute and to resolve it in amicable fashion between them. 19.4. If the Dispute remains unresolved after the meeting in Section 19.3, the Parties consent to participate in a mediation conducted by a mediator appointed by agreement between the Parties, or if no agreement can be reached, by the President of the Law Society of NSW (or his/her nominee). The mediation will be conducted on neutral territory, within NSW, Australia or unless otherwise agreed, and each Party agrees to pay for the costs of the mediation equally. The mediator’s decision will not be binding on the Parties. 20. Audit 20.1. Subject to a thirty (30) day written notice to Southern Star Research, Cytonics Australia, its representatives, and/or any regulatory authority shall have access to and have the right to review Southern Star Research’s personnel, facilities, policies, procedures, books and records in connection with the Services for the purpose of conducting qualification audits, assessing the compliance with any applicable laws and the terms and conditions of this Agreement. Such audit shall be no more than two (2) business days per year during Southern Star Research’s

MSA Cytonics Australia Pty Ltd Southern Star Research 13SEP2023 Page 11 normal business hours, and until the termination of this Agreement. Time spent by Southern Star Research and the costs of such audit shall be borne by Cytonics Australia. The auditor appointed by Cytonics Australia to perform such audit shall not be a competitor of Southern Star Research or its Affiliates and shall be bound by obligations of confidentiality at least as stringent as those contained in this Agreement. Cytonics Australia agrees that any audit shall not materially interfere with the conduct of Southern Star Research or its Affiliates’ businesses and that any auditor shall comply with any reasonable direction from Southern Star Research during the conduct of an audit. 21. Cytonics Corporation Guarantee 21.1. If the Cytonics Australia is unable to perform any of its obligations under this Agreement for any reason, the Cytonics Corporation covenants with the Cytonics Australia to guarantee: a) the payment of all sums of money, interest and damages (whether present, future, contingent, liquidated or unliquidated) for which Cytonics Australia may now or later be liable to Southern Star Research under this Agreement; and b) the due and prompt observance and performance of all the Cytonics Australia's obligations under, or in relation to this Agreement (Guaranteed Obligations). 21.2. The guarantee under this clause 21, is a continuing guarantee for the purpose of securing the whole of the Guaranteed Obligations, notwithstanding any partial payment or performance by Cytonics Australia. 21.3. Southern Star Research's rights or remedies against the Cytonics Corporation will not be in any way prejudiced or adversely affected by any of the following: a) any variation of this Agreement or any release given by Southern Star Research to the Cytonics Australia; b) any time or other indulgence given by Southern Star Research to the Cytonics Australia; c) the bankruptcy, or winding up of the Cytonics Australia or Cytonics Corporation; d) any assignment by the Cytonics Australia of its rights under this Agreement; and e) the termination of this Agreement for any reason by Southern Star Research. 22. General 22.1. Words in singular shall include the plural and vice versa. 22.2. Headings are included for convenience and reference only and shall not affect the meaning or interpretation of this Agreement. 22.3. No delay or omission on the part of either of the Parties to exercise or avail itself of any rights accruing to it under this Agreement shall operate as a waiver of those rights. 22.4. This Agreement and all other agreements, Work Orders and Change Orders referred to in this Agreement constitute(s) the final, complete, and exclusive statement of the terms of the agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, representations or agreements of the Parties. 22.5. This Agreement and all other agreements, Work Orders and Change Orders referred to in this Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement. Signatures to this Master Agreement transmitted by fax, by electronic mail in portable document format (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Master Agreement, shall have the same effect as physical delivery of the paper document bearing the original signature. 22.6. The meaning of general words is not limited by specific examples introduced by including, for example or similar expression. 22.7. Words and expressions importing natural persons include partnerships, bodies corporate, associations, governments and governmental and local authorities and agencies. 22.8. Each party has entered into this Agreement without relying on the representation by any other party or any person purporting to represent that party. 23. Notices 23.1. All written notices or other documents required under this Agreement shall be deemed to be received when delivered via email (when a ‘read receipt’ confirms receipt), upon receipt in the case of personal delivery; three (3) days after being deposited with a recognised express or air courier. A notice that is given on a day that is not a business day is treated as given on the following business day.

23.2. All notices to Southern Star Research must be sent to:

Southern Star Research Pty Ltd
Attention: Managing Director
1 Merriwa Street, Gordon NSW 2072, Australia
Email: accounts@southernstarresearch.com

23.3. All notices to Cytonics Australia must be sent to:

Cytonics Australia Pty Ltd
Level 17, 40 City Road, Southbank VIC 3006 Australia
Attention: Joey Bose, President and CEO
Email: joey.bose@cytonics.com

23.4. All notices to Cytonics Corporation must be sent to:

Cytonics Corporation
658 W. Indiantown Road, Suite 214, Jupiter, FL 33458, United States of America
Attention: Joey Bose, President and CEO
Email: joey.bose@cytonics.com

24. Representation on Authority of Parties/Signatories

24.1. Each person signing this Agreement represents and warrants that he or she is duly authorised and has legal capacity to execute and deliver this Agreement.

24.2. Each Party represents and warrants to the other Party that the execution and delivery of the Agreement and the performance of such Party's obligations hereunder have been duly authorised and that the Agreement is a valid and legal agreement binding on such Party and enforceable in accordance with its terms.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement.

Southern Star Research Pty Ltd

Electronically signed by: David Lloyd
Reason: I approve this document.
Date: Sep 14, 2023 09:02 GMT+10

Signature: ______________________

Name: David Lloyd

Position: Managing Director

Cytonics Australia Pty Ltd

Electronically signed by: Joey Bose
Reason: I have read and agree to the content in this document.
Date: Sep 13, 2023 13:47 EDT

Signature:: Joey Bose

Name: Joey Bose

Position: Director, CEO

Cytonics Corporation

Electronically signed by: Joey Bose
Reason: I have read and agree to the content in this document.
Date: Sep 13, 2023 13:47 EDT

Signature: Joey Bose

Name: Joey Bose

Position: President and CEO

MSA Cytonics Australia Pty Ltd Southern Star Research 13SEP2023 Page 12